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                                                  Contact:  Barry Brockwell
                                                            804-784-7560

                                                            Sitrick And Company
                                                            Ann Julsen
                                                            Brenda Adrian
                                                            310-788-2850

               Heilig-Meyers Wins Approval of New Credit Program;
               Court Approves Liquidation Plan for Closing Stores


          Richmond, VA - September 12, 2000 - Heilig-Meyers Company (OTCBB:HMYRQ) announced today that it has received Court approval for its program to outsource its customer credit program. Today's Court decision clears the way for the first major step towards the reorganization of the nation's largest furniture chain. The Company has finalized interim agreements with Household Financial, who will serve as the primary credit provider, together with a series of secondary providers. The Company expects to finalize a long-term agreement with Household Financial within the next 60 days.

          "We are extremely pleased with the outcome of today's hearing and expect the implementation of this new program, in our on-going stores, to be completed over the next two weeks. While Heilig-Meyers has been running its own in-house program for over 80 years, increased costs, including funding cost, portfolio risk and administration does not allow for an adequate return on the capital required to sustain the program in its historical manner," said Donald
S. Shaffer, Chief Executive Officer. "Additionally the elimination of these costs and the absence of the need to fund the receivables should dramatically improve our liquidity situation going forward," said Mr. Shaffer.

          The Company said that the combination of a third party provider with a series of secondary providers should allow the Company to maximize sales opportunities in its ongoing Heilig-Meyers stores. "The credit extension process at the time of sale should be dramatically enhanced with the combination of these third party providers in place. Ultimately it will be a seamless process and entirely system driven much like the direction we were heading in the Las Vegas and St. Louis test markets," said Mr. Shaffer. Normalized revenues per store will likely be lower under the outsourcing arrangement, however the sales given up through this arrangement would primarily be those that were unprofitable under the in-house program due to customer delinquency, defaults and high collection costs.

          "The new credit programs not only benefit the Company financially, they also increase our ability to attract a broader base of customers through the offering of a wider array of financing options that were not available under our in-house program. In our Las Vegas and St. Louis test markets customer response has been favorable to these credit alternatives," added Mr. Shaffer.

          Household/BCS has been the primary credit provider for the Company's 54 RoomStores since 1998. The positive customer response to this program is a good indicator that the new credit program will be successful in the Heilig-Meyers stores. The current RoomStores program will not be impacted by the new Heilig-Meyers credit arrangement.


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          The Court also approved the Company's proposed liquidation program.
The Company has entered into an agreement with Great American Group, Gordon Brothers Retail Partners, LLC and The Nassi Group, LLC to conduct liquidation sales in the stores that the Company has identified for closing. The closing sales will begin within the next week and are scheduled to take 45 to 60 days to complete.

          The Company also announced that as a result of the retention of McGuireWoods LLP as special counsel to Heilig-Meyers during the bankruptcy proceedings, Robert L. Burrus, Jr. Chairman of McGuire Woods has resigned from the Heilig-Meyers Board of Directors.

     The Company filed Chapter 11 petitions in the U.S. Bankruptcy Court for the Eastern District of Virginia in Richmond for Heilig-Meyers Company, Inc., on August 16, 2000.

     Heilig-Meyers is the nation's largest retail chain selling home furnishings and related items. Customers may visit the Company's retail web sites at www.heiligmeyers.com and www.roomstore.com.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The forward-looking statement made above and identified by the words "expect," "should," "would" and "will" reflect the Company's reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include but are not limited to, the customer's willingness, need and financial ability to purchase home furnishings and related items, the costs and effectiveness of promotional activities, the Company's ability to obtain final court approval for, and the impact from, debtor-in-possession financing, the impact from outsourcing credit operations, and lowering overhead and infrastructure costs. The Company's ability to obtain court approval for making payments relating to certain ongoing operating activities may also impact the outcome of the forward looking statements. Other factors such as changes in tax laws, recessionary or expansive trends in the Company's markets, inflation rates and regulations and laws which affect the Company's ability to do business in its markets may also impact the outcome of the forward-looking statements.

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